Exhibit 21

List of Subsidiaries

The following are the registrant’s principal subsidiaries and jurisdictions of organization:

GWG Life, LLC (Delaware)

GWG DLP Funding II, LLC (Delaware)

GWG DLP Master Trust II (Delaware) GWG DLP Funding III, LLC (Delaware) GWG Trust (Utah) GWG MCA Capital, Inc. (Delaware) GWG Life USA, LLC (Delaware) Wirth Park Agency, LLC (Delaware)